EXHIBIT 99.1

For Immediate Release
Contact:
Debi Ethridge	Jerry Daly or Carol McCune
Vice President, Finance & Investor Relations	Daly Gray Public Relations (Media)
dethridge@lodgian.com	jerry@dalygray.com
(404) 365-2719	(703) 435-6293

Lodgian Reports 2004 Second Quarter Results

     ATLANTA, Ga., August 9, 2004—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, reported results for the second quarter and six months ended June 30, 2004.

     Second quarter 2004 room revenues from continuing operations increased 5.4 percent to $64.3 million, and total revenues from continuing operations rose 4.5 percent to $86.6 million. During the quarter, eight hotels were under renovation, causing a displacement of $0.5 million of rooms revenue.

     Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations for the 2004 second quarter, reconciled to loss-continuing operations in the attached schedules, increased 36.5 percent to $20.8 million, including $0.1 million of bankruptcy-related charges, from $15.2 million for the same period last year, including $1.8 million of bankruptcy-related charges. Adjusting EBITDA to exclude bankruptcy-related charges would result in an adjusted EBITDA for the second quarter 2004 and 2003 of $20.9 million and $17.0 million, respectively.

Lodgian

     Loss from continuing operations was $11.8 million, including $13.7 million of costs related to Lodgian’s recent debt refinancing and preferred stock redemption and $4.2 million of preferred stock dividends reported as interest expense, compared to a $0.6 million loss for the second quarter of 2003, during which the preferred stock dividends were not reported as interest expense.

     Income from discontinued operations was $4.6 million, including a $4.2 million gain on sale of assets, compared to a $1.8 million loss in the second quarter of 2003. Lodgian’s net loss attributable to common stock for the second quarter of 2004 was $7.2 million, or $(2.04) per share. This compares to a net loss attributable to common stock of $6.3 million, or $(2.68) per share for the second quarter of 2003.

     “We achieved several important milestones during the second quarter, including $370 million of new debt financing to retire existing debt, an 18.3 million share common stock offering and the exchange of 1,483,558 shares of preferred stock for 3,941,115 shares of common stock,” said Tom Parrington, president and chief executive officer. “In July, we used a portion of the offering proceeds to redeem the remaining shares of preferred stock. The balance of the proceeds will be used to fund the remainder of our renovation program and pursue our planned growth strategy. We now have the strength, stability and flexibility to take advantage of the growth opportunities ahead.”

Operating Results

     Lodgian posted substantially improved operating results in the 2004 second quarter. “Our revenue per available room (RevPAR) from continuing operations rose 5.4 percent in the

Lodgian

2004 second quarter. Of particular note is that the RevPAR improvement was driven more by room rate, which rose 3.8 percent, than by occupancy, up 1.6 percent—another positive sign that the hotel economy is improving. Higher rate also translated into better adjusted EBITDA margins for us—24.2 percent versus 20.6 percent in last year’s second quarter.”

     Parrington noted that the company spent $7.9 million on capital expenditures during the 2004 second quarter, bringing to $12.9 million the total amount invested through the 2004 first half. “Short-term, these renovations will have a negative impact on our hotels. In the 2004 second quarter, for example, we tracked $0.5 million of displaced revenues directly attributable to the renovation program. However, we expect to see significant improvements in revenues over the long term as these hotels complete their renovation programs and become much more competitive in their respective markets.”

     Lodgian expects to invest approximately $43 million in capital improvements during 2004, with an additional $11 million that will be spent in the first quarter 2005 to complete the projects started in 2004. These improvements, funded with proceeds from its recent common stock offering and with cash reserves, will substantially complete all of Lodgian’s deferred renovations.

Disposition/Acquisition Program

     During the quarter, the company sold three hotels for net proceeds of approximately $18.8 million as part of its previously announced plan to sell non-strategic assets. To date since October 2003, the company has sold a total of 10 hotels and an office building and used the proceeds to pay down approximately $38.7 million of debt. “We have an additional nine hotels

Lodgian

and three land parcels earmarked for sale,” Parrington said. “Our objective remains to complete the disposition program by year-end 2004.”

     Parrington said the company had $54.0 million in cash on hand at June 30, 2004 for operations and future growth plans. “Short-term, we are focusing primarily on our renovation program and internal growth. During this interim period, we expect to be more opportunistic than aggressive in our acquisitions. Our goal is to buy quality assets that have long-term upside potential.”

     The company’s acquisition profile remains primarily upscale, premium-branded, limited-service hotels, with 100 to 250 rooms, in strong suburban and urban markets. To a lesser extent, the company will review smaller upper upscale, full-service hotels, as well.

Capital Structure

     During the quarter, the company closed on the $370 million refinance secured by 64 of its hotels. The company obtained a $110 million floating rate facility, priced at LIBOR plus 340 basis points and secured by 29 hotels, and a five-year, fixed rate, $260 million facility carrying an interest rate of 6.58 percent, secured by 35 hotels. The floating rate facility will mature in two years, with three optional one year extensions. As a result of the refinancing, the company reduced its percentage of floating rate debt from 80 percent to 24 percent, with a weighted average interest rate for all of its debt of 6.6 percent at June 30, 2004.

     In late June, the company completed a public offering of 18.3 million shares of its common stock at $10.50 per share. Net proceeds of $176.2 million will be used to redeem Lodgian’s Series A Preferred stock in July 2004; fund capital expenditures; fund a reserve

Lodgian

account pursuant to requirements in the company’s debt financing; for general corporate purposes and the company’s growth strategy. In addition, certain significant holders of Lodgian’s Series A Preferred stock—Oaktree Capital Management, Blackstone Real Estate Advisors and Merrill Lynch, Pierce, Fenner & Smith Incorporated—exchanged shares of their outstanding Series A Preferred stock, valued at approximately $41.4 million, for approximately 3.9 million shares of common stock at $10.50 per share. Total number of common shares outstanding following the offering and preferred stock exchange is 24.6 million.

     “With this refinancing, we have completed the restructuring of our balance sheet and attained a debt-to-total capital ratio, excluding debt on assets held for sale, of 60.4 percent—a level that we are comfortable with,” he said. “By redeeming our preferred stock, which carried a coupon rate of 12.25 percent, we substantially reduced our fixed charges. We now have a much stronger balance sheet and greater flexibility to respond to opportunities as the hotel industry continues its recovery.”

Six Months Results

     For the first six months, room revenues from continuing operations increased 6.1 percent to $121.9 million, and total revenues from continuing operations rose 4.6 percent to $163.4 million. EBITDA rose to $33.7 million, including $0.3 million of bankruptcy-related charges, up from $23.1 million, including $5.2 million in bankruptcy-related charges. Loss from continuing operations was $18.2 million, including $13.7 million of costs related to Lodgian’s debt refinancing and preferred stock redemption and $8.5 million of preferred stock dividends reported as interest expense, compared to a loss of $6.4 million for the first six months of 2003.

Lodgian

During the period, 11 hotels were under renovation, causing a displacement of $0.9 million of room revenues.

Outlook

     “We are increasingly confident about the industry recovery and particularly pleased to see improving business transient demand as the corporate sector gains strength,” Parrington said. “For 2004, we will remain focused on internal growth and enhancing the quality of our hotel portfolio through renovations and reflaggings. While we are not yet focused on acquisitions, we will evaluate appropriate candidates as they come along.”

Guidance

     For the 2004 third quarter, the company expects RevPAR growth from continuing operations in a range of 2 percent to 4 percent, net of displacement impact of approximately 2 percent. Estimated EBITDA from continuing operations for 2004, excluding anticipated non-recurring items, special charges and reorganization expenses, is projected in a range of $63 million to $66 million.

Non-GAAP Financial Measures

     The non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.

About Lodgian

     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 87 hotels with 16,366 rooms located in 30 states and Canada. Of the company’s 87-hotel portfolio, 74 are under the

Lodgian

InterContinental Hotels Group (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) and Marriott brands (Courtyard by Marriott, Fairfield Inn and Residence Inns), and 10 are affiliated with four other nationally recognized hospitality brands. Three hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Website: www.lodgian.com.

     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially.

     The words “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time- to-time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(Unaudited in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$170,198	$10,897
Cash, restricted	9,612	7,084
Accounts receivable (net of allowances: 2004 - $737; 2003 - $689)	11,104	8,169
Inventories	5,951	5,609
Prepaid expenses and other current assets	19,879	17,068
Assets held for sale	39,636	68,567

Total current assets	256,380	117,394
Property and equipment, net	561,744	563,818
Deposits for capital expenditures	36,234	15,782
Other assets, net	7,689	12,180

	$862,047	$709,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,250	$7,131
Other accrued liabilities	32,420	31,432
Advance deposits	2,634	1,882
Current portion of long-term debt	14,403	16,563
12.25% Cumulative preferred shares subject to mandatory redemption	110,893	142,177
Liabilities related to assets held for sale	37,335	57,948

Total current liabilities	206,935	257,133
Long-term debt:
Long-term obligations	408,921	409,115

Total long-term debt	408,921	409,115

Total liabilities	615,856	666,248
Minority interests	2,538	2,320
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized; 24,559,690 and 2,333,591 issued and outstanding at June 30, 2004 and December 31, 2003, respectively	246	23
Additional paid-in capital	307,211	89,874
Unearned stock compensation	(408)	(508)
Accumulated deficit	(64,440)	(50,107)
Accumulated other comprehensive income	1,044	1,324

Total stockholders’ equity	243,653	40,606

	$862,047	$709,174

See notes to condensed consolidated financial statements.

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(Unaudited in thousands, except		(Unaudited in thousands, except
	per share data)		per share data)
Revenues:
Rooms	$64,325	$61,010	$121,888	$114,924
Food and beverage	19,436	18,977	35,924	35,584
Other	2,816	2,838	5,570	5,696

	86,577	82,825	163,382	156,204

Operating expenses:
Direct:
Rooms	16,960	16,730	32,978	32,093
Food and beverage	12,713	12,365	24,247	24,099
Other	2,077	1,842	4,049	3,780

	31,750	30,937	61,274	59,972

	54,827	51,888	102,108	96,232
Other operating expenses:
Other hotel operating costs	23,822	22,797	47,894	45,272
Property and other taxes, insurance and leases	5,376	6,923	11,127	13,584
Corporate and other	4,782	6,075	9,195	12,045
Depreciation and amortization	6,870	7,573	13,675	14,995
Impairment of long-lived assets	—	1,378	—	1,378

Other operating expenses	40,850	44,746	81,891	87,274

	13,977	7,142	20,217	8,958
Other income (expenses):
Interest income and other	66	124	109	207
Interest expense and other financing costs:
Preferred stock dividend	(4,233)	—	(8,518)	—
Other interest expense	(19,920)	(6,919)	(28,079)	(13,198)
Loss on preferred stock redemption	(1,592)	—	(1,592)	—

Loss before income taxes, reorganization items and minority interests	(11,702)	347	(17,863)	(4,033)
Reorganization items	—	(808)	—	(2,045)

Loss before income taxes and minority interest	(11,702)	(461)	(17,863)	(6,078)
Minority interests	(71)	(69)	(218)	(217)

Loss before income taxes — continuing operations	(11,773)	(530)	(18,081)	(6,295)
Provision for income taxes — continuing operations	(75)	(75)	(151)	(151)

Loss — continuing operations	(11,848)	(605)	(18,232)	(6,446)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	4,601	(1,836)	3,899	(5,079)
Income tax provision	—	—	—	—

Income (loss) from discontinued operations	4,601	(1,836)	3,899	(5,079)

Net loss	(7,247)	(2,441)	(14,333)	(11,525)
Preferred stock dividend	—	(3,818)	—	(7,594)

Net loss attributable to common stock	$(7,247)	$(6,259)	$(14,333)	$(19,119)

Basic and diluted loss per common share:
Net loss attributable to common stock	$(2.04)	$(2.68)	$(4.87)	$(8.20)

See notes to condensed consolidated financial statements.

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended
	June 30, 2004	June 30, 2003
	(Unaudited in thousands)
Operating activities:
Net loss	$(14,333)	$(11,525)
Less: loss (income) from discontinued operations	(3,899)	5,079

Loss — continuing operations	(18,232)	(6,446)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities:
Depreciation and amortization	13,675	15,008
Impairment of long-lived assets	—	1,377
Amortization of unearned stock compensation	100	—
Preferred stock dividends	8,518	—
Loss on redemption of preferred stock	1,592	—
Minority interests	218	217
Write-off and amortization of deferred financing costs	9,855	1,363
Other	859	1,238
Changes in operating assets and liabilities:
Accounts receivable, net of allowances	(2,935)	(2,512)
Inventories	(342)	(33)
Prepaid expenses, other assets and restricted cash	(4,877)	7,794
Accounts payable	2,305	(2,223)
Other accrued liabilities	2,913	2,377
Advance deposits	752	795

Net cash provided by operating activities from continuing operations	14,401	18,955
Net cash used in operating activities from discontinued operations	(2,250)	(5,793)

Net cash provided by operating activities	12,151	13,162

Investing activities:
Capital improvements	(12,881)	(19,454)
Net proceeds from disposition of discontinued operations	33,890	—
Withdrawals for capital expenditures	(20,452)	6,975
Other	(60)	(853)

Net cash provided by (used in) investing activities	497	(13,332)

Financing activities:
Proceeds from issuance of long term debt	370,000	80,000
Proceeds from exercise of stock options and issuance of common stock	176,183	—
Shares redeemed from reverse stock split	(5)	—
Principal payments on long-term debt	(393,071)	(78,791)
Payments of deferred financing costs	(6,454)	(4,438)

Net cash provided by (used in) financing activities	146,653	(3,229)

Effect of exchange rate changes on cash	—	—
Net increase in cash and cash equivalents	159,301	(3,399)
Cash and cash equivalents at beginning of period	10,897	10,875

	$170,198	$7,476

Supplemental cash flow information:
Cash paid during the period for:
Interest, net of the amounts capitalized shown below	$20,918	$13,491
Interest capitalized	190	493
Income taxes, net of refunds	586	40
Supplemental disclosure of non-cash investing and financing activities:
Net non-cash debt increase (decrease)	(228)	(15,808)
Issuance of promissory notes as consideration for taxation liabilities	2,369	852

See notes to consolidated financial statements.

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA (a non-GAAP measure) with Loss from Continuing Operations (a GAAP measure)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(Unaudited in thousands)		(Unaudited in thousands)
Continuing operations:
Loss — continuing operations	$(11,848)	$(605)	$(18,232)	$(6,446)
Depreciation and amortization	6,870	7,573	13,675	14,995
Impairment of long-lived assets	—	1,378	—	1,378
Interest income and other	(66)	(124)	(109)	(207)
Interest expense and other financing costs	19,920	6,919	28,079	13,198
Preferred stock dividends	4,233	—	8,518	—
Loss on preferred stock redemption	1,592	—	1,592	—
Provision for income taxes — continuing operations	75	75	151	$151

EBITDA	$20,776	$15,216	$33,674	23,069

Loss — continuing operations is after deducting post-emergence Chapter 11 expenses, included in general, administrative and other on the consolidated statement of operations, of $0.1 million and $1.0 million for the three months ended June 30, 2004 and June 30, 2003, respectively, and $0.3 million and $3.2 million for the six months ended June 30, 2004 and June 30, 2003, respectively. EBITDA for the three and six months ended June 30, 2003 is also after deducting reorganization expenses of $0.8 million and $2.0 million, respectively.